EXHIBIT 15.1

November 11, 2002

Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508

To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, and 333-87849 and Form S-3 Nos. 333-79733 and 333-86450) of Stone Energy Corporation of our report dated November 1, 2002 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended September 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Very truly yours, /s/Ernst & Young LLP